Exhibit 3.3

AGREEMENT AND PLAN OF MERGER

OF

HANOVER ASSET MANAGEMENT, INC (a California corporation)

AND

HANOVER CAPITAL MANAGEMENT, INC. (a Delaware corporation)

This Agreement and Plan of Merger, dated as of June 15, 2011 (the " Agreement "), is made by and between Hanover Asset Management, Inc., a California corporation (" Hanover California"), and Hanover Capital Management, Inc., a Delaware corporation and wholly-owned subsidiary of Hanover California ("Hanover Delaware "). Hanover California and Hanover Delaware are sometimes referred to herein as the (" Constituent Corporations .")

Whereas, Hanover Delaware is a corporation duly organized and existing under the laws of the State of Delaware and has an authorized capital of 80,000,000 shares, 75,000,000 of which are designated common stock, par value $0.0001 per share, and 5,000,000 of which are designated preferred stock, par value $0.0001 per share. The preferred stock of Hanover Delaware is undesignated as to series, rights, preferences, privileges or restrictions. As of the date of this Agreement, 100 shares of common stock were issued and outstanding, all of which were held by Hanover California, and no shares of preferred stock were issued and outstanding.

Whereas, Hanover California is a corporation duly organized and existing under the laws of the State of California and has an authorized capital of 205,000,000 shares, 200,000,000 of which are designated common stock, par value $0.001 per share, and 5,000,000 of which are designated preferred stock, par value $0.001 per share. The preferred stock of Hanover California is undesignated as to series, rights, preferences, privileges or restrictions. As of the date of this Agreement, 136,044,351 shares of common stock and no shares of preferred stock were issued and outstanding.

Whereas, the Board of Directors of Hanover California has determined that, for the purpose of effecting the reincorporation of Hanover California in the State of Delaware, it is advisable and in the best interests of Hanover California and its shareholders that Hanover California merge with and into Hanover Delaware upon the terms and conditions herein provided.

Whereas, the respective Boards of Directors of Hanover Delaware and Hanover California have approved and declared the advisability of this Agreement, and have directed that this Agreement be submitted to a vote of their respective sole stockholder and shareholders and executed by the undersigned officers.

Whereas, shareholders holding a majority of the outstanding common stock of Hanover California approved this Agreement by written consents executed on or before June 15, 2011.

Whereas, the Merger is intended to qualify as a transaction governed by Section 368(a) of the Internal Revenue Code of 1986, as amended.

NOW THEREFOR IT IS AGREED:

That in consideration of the mutual agreements and covenants set forth herein, Hanover California shall merge with and into Hanover Delaware:

ARTICLE I.

MERGER

1.1 Merger. In accordance with the provisions of this Agreement, the Delaware General Corporation Law (" DGCL ") and the California General Corporation Law (" CGCL "), Hanover California shall be merged with and into Hanover Delaware (the " Merger "), the separate existence of Hanover California shall cease and Hanover Delaware shall survive the Merger and shall continue to be governed by the laws of the State of Delaware, and Hanover Delaware shall be, and is herein sometimes referred to as, the "Surviving Corporation". The name of the Surviving Corporation shall be "Hanover Portfolio Acquisitions, Inc."

1.2 Filing and Effectiveness. Subject to applicable law, the Merger shall become effective when the following actions shall have been completed: (a) This Agreement shall have been adopted by the sole stockholder of Hanover Delaware and the principal terms of this Agreement shall have been approved by the shareholders of Hanover California in accordance with the requirements of the DGCL and the CGCL, which adoption and approval by such sole stockholder of Hanover Delaware and by the shareholders of Hanover California has occurred as of June 9, 2011 and June 15, 2011, respectively; (b) All of the conditions precedent to the consummation of the Merger specified in this Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof; and (c) A certificate of merger meeting the requirements of the DGCL (the " Certificate of Merger ") shall have been filed with the Secretary of State of the State of Delaware and this Agreement, together with a Certificate of Ownership as provided in Section 1110 of the CGCL or the Certificate of Merger, shall have been filed with the Secretary of State of the State of California or, in the case of the applicable requirements of California law, as otherwise provided by the CGCL. The date and time when the Merger shall become effective, as aforesaid, is herein called the "Effective Date of the Merger ."

1.3 Effect of the Merger. Upon the Effective Date of the Merger, the separate existence of Hanover California shall cease and Hanover Delaware, as the Surviving Corporation, (i) shall continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Date of the Merger, (ii) shall be subject to all actions previously taken by its and Hanover California's Board of Directors, (iii) shall succeed, without other transfer, to all of the assets, rights, powers and property of Hanover California in the manner more fully set forth in Section 259 of the DGCL, (iv) shall continue to be subject to all of the debts, liabilities and obligations of Hanover Delaware as constituted immediately prior to the Effective Date of the Merger, and (v) shall succeed, without other transfer, to all of the debts, liabilities and obligations of Hanover California in the same manner as if Hanover Delaware had itself incurred them, all as more fully provided under the applicable provisions of the DGCL and the CGCL.

ARTICLE II.

CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

2.1 Certificate of Incorporation. The Certificate of Incorporation of Hanover Delaware as in effect immediately prior to the Effective Date of the Merger shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

2.2 Bylaws. The Bylaws of Hanover Delaware as in effect immediately prior to the Effective Date of the Merger shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

2 2.3 Directors and Officers. The directors and officers of Hanover Delaware immediately prior to the Effective Date of the Merger shall be the directors and officers of the Surviving Corporation serving until their successors shall have been duly elected and qualified or until as otherwise provided by law or the Certificate of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

ARTICLE III.

MANNER OF CONVERSION OF STOCK

3.1 Hanover California Common Stock. Upon the Effective Date of the Merger, for each thirty shares of Hanover California common stock, par value $0.001 per share, issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be converted into one (1) fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation. Any fractional share to which a holder is entitled shall be rounded up to the next whole number and upon the completion of the Merger. Hanover Delaware shall have approximately 4,534,812 shares of common stock outstanding upon the effectiveness of the Merger.

3.2 Hanover California Options, Equity Incentive Plan Awards, Restricted Stock and Other Convertible Securities. (a) Upon the Effective Date of the Merger, the Surviving Corporation shall assume and continue any and all stock option, stock incentive, employee benefit and other equity-based award plans heretofore adopted by Hanover California (collectively, the " Incentive Plans "). Each outstanding and unexercised option, warrant or other right to purchase or receive, or a security convertible into, Hanover California common stock shall become an option, warrant or right to purchase or receive, or a security convertible into, the Surviving Corporation's common stock on the basis of one share of the Surviving Corporation's common stock for each thirty shares of Hanover California common stock issuable pursuant to any such option, warrant, right to purchase or convertible security, on the same terms and conditions and at an exercise price per share equal to the exercise price applicable to any such Hanover California option, warrant, stock purchase right or convertible security at the Effective Date of the Merger. There are no options, warrants, purchase rights for or securities convertible into preferred stock of Hanover California under any Incentive Plans. (b) A number of shares of the Surviving Corporation's common stock shall be reserved for issuance under the Incentive Plans equal to the number of shares of Hanover California common stock so reserved immediately prior to the Effective Date of the Merger.

3.3 Hanover Delaware Common Stock. Upon the Effective Date of the Merger, each share of common stock, par value $0.0001 per share, of Hanover Delaware issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by Hanover Delaware, the holder of such shares or any other person, be canceled and returned to the status of authorized but unissued shares, without any consideration being delivered in respect thereof.

3.4 Exchange of Certificates. After the Effective Date of the Merger, each holder of a certificate representing shares of Hanover California common stock outstanding immediately prior to the Effective Date of the Merger may, at such shareholder's option, surrender the same for cancellation to an exchange agent designated by the Surviving Corporation (the " Exchange Agent"), and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of the Surviving Corporation's common stock into which the shares formerly represented by the surrendered certificate were converted as herein provided. Unless and until so surrendered, each certificate representing shares of Hanover California common stock outstanding immediately prior to the Effective Date of the Merger shall be deemed for all purposes, from and after the Effective Date of the Merger, to represent the number of shares of the Surviving Corporation's common stock into which such shares of Hanover California common stock were converted in the Merger. The registered owner on the books and records of the Surviving Corporation or the Exchange Agent of any shares of stock represented by such certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or the Exchange Agent, have and be entitled to exercise any voting and other rights with respect to and to receive dividends and other distributions upon the shares of common stock of the Surviving Corporation represented by such certificate as provided above. Each certificate representing common stock of the Surviving Corporation so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates of Hanover California so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws, or other such additional legends as agreed upon by the holder and the Surviving Corporation.

ARTICLE IV.

CONDITIONS

The obligations of Hanover California under this Agreement shall be conditioned upon the occurrence of the following events: (a) Shareholder Approval. The principal terms of this Merger Agreement shall have been duly approved by the shareholders of Hanover California, which approval was duly obtained on or before June 15, 2011; and (b) Consents, Approvals or Authorizations. Any consents, approvals or authorizations that Hanover California deems necessary or appropriate to be obtained in connection with the consummation of the Merger shall have been obtained, including, but not limited to, approvals with respect to federal and state securities laws.

ARTICLE V.

GENERAL

5.1 Covenants of Hanover Delaware. Hanover Delaware covenants and agrees that it will, on or before the Effective Date of the Merger: (a) Qualify to do business as a foreign corporation in the State of Texas and in connection therewith appoint an agent for service of process as required under the provisions of applicable Texas law or, alternatively determine that qualification in such state is not required, but in such alternative case it shall qualify to do business in each such state where such qualification may be required; (b) File the Certificate of Merger with the Secretary of State of the State of Delaware; (c) File this Agreement, together with the Certificate of Ownership, or the Certificate of Merger, with the Secretary of State of the State of California; (d) Take such other actions as may be required by the CGCL (e) Make all required filings under Texas law.

5.2 Further Assurances. From time to time, as and when required by Hanover Delaware or by its successors or assigns, there shall be executed and delivered on behalf of Hanover California such deeds and other instruments, and there shall be taken or caused to be taken by Hanover Delaware and Hanover California such further and other actions as shall be appropriate or necessary to vest or perfect in or conform of record or otherwise by Hanover Delaware the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Hanover California and otherwise to carry out the purposes of this Agreement, and the officers and directors of Hanover Delaware are fully authorized in the name and on behalf of Hanover California or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

5.3 Abandonment. At any time before the Effective Date of the Merger, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either Hanover California or of Hanover Delaware, or of both, notwithstanding the approval of the principal terms of this Agreement by the shareholders of Hanover California or the adoption of this Agreement by the sole shareholder of Hanover Delaware, or by both.

5.4 Amendment. The Boards of Directors of the Constituent Corporations may amend this Agreement at any time prior to the Effective Date of the Merger, provided that an amendment made subsequent to applicable shareholder or shareholder approval shall not, unless approved by such shareholders or shareholders as required by law: (a) Alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Corporation; (b) Alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger; or (c) Alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of any Constituent Corporation.

5.5 Governing Law. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware and, so far as applicable, the merger provisions of the CGCL.

5.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

5.7 Appraisal Rights.  If shareholders of Hanover California shall assert appraisal rights that in the aggregate may be in excess of $50,000, either party shall have the right to abandon this agreement.

 IN WITNESS WHEREOF, this Agreement having first been approved by the resolutions of the Board of Directors of Hanover California and Hanover Delaware, is hereby executed on behalf of each of such two corporations and attested by their respective officers thereunto duly authorized.

HANOVER ASSET MANAGEMENT, INC., a California corporation
By: /s/ Michael Mann

Michael Mann, President and Chief Executive Officer

HANOVER CAPITAL MANAGEMENT, INC., a Delaware corporation
By: /s/ Michael Mann

Michael Mann, President and Chief Executive Officer